Registration No. 333-73746
MTN No. 592 Rule 424(b)(2)

PRICING SUPPLEMENT No. 40 Dated October 14, 2004 (To Prospectus dated August 13, 2003)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $750,000,000
Price to Public: 100%	Proceeds to HFC: 99.94%
Issue Date: October 19, 2004	Stated Maturity: October 19, 2006
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on October 19, 2004
Interest Rate Basis: Federal Funds Rate
Index Maturity: Daily
Spread or Spread Multiplier: Plus .175% (+17.5 basis points)

Interest Payment Dates: On the 19th of January, April, July and October commencing January 19, 2005, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: On each Business Day, except that (i) the Federal Funds Rate in effect for any day that is not a Business Day shall be the Federal Funds Rate in effect for the prior Business Day and (ii) the Interest Rate in effect for the Business Day prior to each Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$750,000,000	DTC 2467

Agent's Discount or Commission: .06%	CUSIP: 44181KS70